Exhibit 99.1

Coach Reports First Quarter Earnings Per Share of $0.53 Excluding Transformation Actions; $0.43 on a GAAP Basis

NEW YORK--(BUSINESS WIRE)--October 28, 2014--Coach, Inc. (NYSE:COH, SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle collections, today reported sales of $1.04 billion for its first fiscal quarter ended September 27, 2014, compared with $1.15 billion reported in the same period of the prior year, a decrease of 10%. On a constant currency basis sales declined 9% for the quarter. Net income for the quarter totaled $146 million, with earnings per diluted share of $0.53, excluding transformation-related charges. Reported net income totaled $119 million, with earnings per diluted share of $0.43. This compared to net income of $218 million and earnings per diluted share of $0.77 in the prior year’s first quarter.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “Our first quarter results were in line with our expectations and our annual guidance, as continued international growth was offset by our North American handbag business where we have strategically reduced promotional events. Importantly, we made progress on the transformation plan outlined this summer to address brand challenges and bring greater fashion relevance to Coach across the three pillars of product, stores and marketing. The launch of Stuart Vevers’s first collection in September was a significant milestone in this journey, and we look forward to building on our early success over the upcoming seasons. While we recognize that our many initiatives will take time to be evidenced in our financial results, our performance to date has been on plan, and we are confident we have the creative direction, team and resources to execute our brand transformation."

For the quarter, on a non-GAAP basis, operating income totaled $217 million, compared to $322 million reported in the year-ago period, while operating margin was 20.9% versus 27.9% reported for the prior year. During the quarter, on a non-GAAP basis, gross profit was $719 million from $827 million a year ago, and gross margin was 69.3% versus 71.8% for the prior year. SG&A expenses as a percentage of net sales totaled 48.4% on a non-GAAP basis, as compared to 43.9% reported in the year-ago quarter.

For the quarter, reported operating income totaled $180 million, while operating margin was 17.3%. Reported gross profit was $715 million, while gross margin was 68.9%. SG&A expenses, as a percentage of net sales, totaled 51.6% on a reported basis.

During the first quarter of FY15, the company recorded charges of $37 million under the Company’s multi-year transformation plan. These charges consisted primarily of organizational efficiency costs and accelerated depreciation charges related to store closures and upgrades. These actions increased the company’s SG&A expenses by $33 million and cost of sales by $4 million in the period, negatively impacting net income by $27 million after tax or $0.10 per diluted share. These expenses were anticipated as part of the previously announced transformation initiatives.

First fiscal quarter sales results in each of Coach’s primary segments were as follows:

  Total North American sales decreased 19%, to $634 million from $778 million last year. North American direct sales declined similarly for the quarter with comparable store sales down 24% including the impact of reduced eOutlet events, which pressured total comparable stores sales. As expected, at POS, sales in North American department stores declined at a mid-teens rate versus prior year, while shipments into department stores declined to a lesser degree.
  International sales rose 4% to $381 million from $365 million last year. On a constant currency basis, International sales rose 6%. As expected, China sales rose 10% with positive comparable store sales and slower distribution growth. In Japan, sales declined 7% on a constant currency basis, consistent with expectations, while dollar sales declined 12%, reflecting the weaker yen. Sales for the remaining directly operated businesses in Asia grew modestly, while Europe remained very strong, growing at a double digit pace in both total and comparable store sales. At POS, sales in international wholesale locations increased, while shipments also rose from prior year.

Victor Luis added, “The launch of Stuart’s inaugural collection in September in combination with our Spring 2015 New York Fashion Week presentation are driving Coach’s fashion credibility and relevance with new and existing customers. Our layered and targeted marketing campaigns are also creating buzz and excitement around the brand. We’re particularly pleased to be opening our first modern luxury retail stores in several key global locations starting with Tokyo, Beverly Hills and New York in the weeks to come.”

“As we look ahead, we remain confident in our plan to reinvigorate long-term sustainable growth and realize our vision for global modern luxury,” Mr. Luis concluded.

Coach will host a conference call to review these results at 8:30 a.m. (ET) today, October 28, 2014. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, Global Head of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

Coach, established in New York City in 1941, is a leading design house of modern luxury accessories and lifestyle collections with a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management’s current expectations. These statements can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “ahead,” “estimate,” “on track,” “to be,” “on course,” “forward to,” “future,” “to lead,” “to provide,” “to delivering,” “believe,” “to reinvigorate,” “to achieve,” “to enable,” “return to,” “to execute,” “are positioned to,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” or comparable terms. Future results may differ materially from management’s current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 27, 2014 and September 28, 2013
(in millions, except per share data)
(unaudited)

	QUARTER ENDED
	September 27,	September 28,
	2014	2013

Net sales	$1,038.8	$1,150.8

Cost of sales	323.4	324.2

Gross profit	715.4	826.6

Selling, general and administrative expenses	535.6	505.0

Operating income	179.8	321.6

Interest income, net	0.7	1.7

Income before provision for income taxes	180.5	323.3

Provision for income taxes	61.4	105.4

Net Income	119.1	217.9

Net income per share

Basic	0.43	0.77

Diluted	0.43	0.77

Shares used in computing net income per share

Basic	275.0	281.4

Diluted	276.4	284.5

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended September 27, 2014 and September 28, 2013
(in millions, except per share data)
(unaudited)

	September 27, 2014
	GAAP Basis	Transformation and	Non-GAAP Basis
	(As Reported)	Other Related Actions (1)	(Excluding Items)

Gross profit	$715.4	$(4.0)	$719.4

Selling, general and administrative expenses	$535.6	$33.1	$502.5

Operating income	$179.8	$(37.1)	$216.9

Income before provision for income taxes	$180.5	$(37.1)	$217.6

Provision for income taxes	$61.4	$(10.4)	$71.8

Net income	$119.1	$(26.7)	$145.8

Diluted net income per share	$0.43	$(0.10)	$0.53

	September 28, 2013
	GAAP Basis	Transformation and	Non-GAAP Basis
	(As Reported)	Other Related Actions	(Excluding Items)

Gross profit	$826.6	$-	$826.6

Selling, general and administrative expenses	$505.0	$-	$505.0

Operating income	$321.6	$-	$321.6

Income before provision for income taxes	$323.3	$-	$323.3

Provision for income taxes	$105.4	$-	$105.4

Net income	$217.9	$-	$217.9

Diluted net income per share	$0.77	$-	$0.77

(1) Charges related to corporate restructuring and related costs, accelerated depreciation charges as a result of store updates and closures and charges related to the destruction of inventory.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 27, 2014, June 28, 2014 and September 28, 2013
(in millions)
(unaudited)

	September 27,	June 28,	September 28,
	2014	2014	2013
ASSETS

Cash, cash equivalents and short-term investments	$907.5	$868.6	$854.7
Receivables	209.0	198.6	178.0
Inventories	597.4	526.2	637.2
Other current assets	224.9	261.8	202.2

Total current assets	1,938.8	1,855.2	1,872.1

Property and equipment, net	701.2	713.9	720.9
Other noncurrent assets	1,031.0	1,094.0	894.4

Total assets	$3,671.0	$3,663.1	$3,487.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$173.7	$153.9	$164.8
Accrued liabilities	473.8	518.7	542.1
Current debt	170.0	140.5	0.5

Total current liabilities	817.5	813.1	707.4

Long-term debt	-	-	0.5
Other liabilities	413.4	429.4	400.9

Stockholders' equity	2,440.1	2,420.6	2,378.6

Total liabilities and stockholders' equity	$3,671.0	$3,663.1	$3,487.4

COACH, INC.

Store Count

At June 28, 2014 and September 27, 2014

(unaudited)

	As of	Net Openings/	As of
Directly-Operated Store Count:	June 28, 2014	(Closures)	September 27, 2014

North America	539	1	540

Japan	198	1	199

China (PRC, Hong Kong & Macau)	153	2	155

Asia - Other	97	0	97

Europe	27	1	28

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212/629-2618
Global Head Investor Relations & Corporate Communications
or
Christina Colone, 212/946-7252
Director, Investor Relations